Obtaining Control of Credit Suisse Floating Rate High Income Fund A

As of April 30, 2015 Pershing LLC ("shareholder") owned 29,739,280 shares of the Fund which represented 56.40% of the Fund. As of October 31, 2015, Pershing ("Shareholder") owned 16,424,795 shares of the Fund, which represented 38.73% of the outstanding shares. Accordingly, Shareholder has continues to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Floating Rate High Income Fund C

As of April 30, 2015 No shareholder owed 25% or more of the Fund.
As of October 31, 2015, No shareholder owned 25% or more of the Fund. Accordingly, No Shareholder is considered a controlling person of the Fund.

Ceasing Control of Credit Suisse Floating Rate High Fund I

As of April 30, 2015 No Shareholder owned more than 25% of the Fund. As of October 31, 2015 No Shareholder owned more than 25% of the Fund. Accordingly, No Shareholder is considered a controlling person of the Fund


Obtaining Control of Credit Suisse Floating Rate High Income Fund B

As of April 30, 2015 No Shareholder owned more than 25% of the Fund. As of October 31, 2015, UBS WM USA owned 83,458 shares of the Fund, which represented 26.64% of the Fund. Accordingly, Shareholder has become a controlling person of the Fund.